Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-256605 and 333-279754) and Forms S-8 (No. 333-234256, No. 333-225393, and No. 333-279755) of Business First Bancshares, Inc. of our reports dated February 26, 2026, with respect to the consolidated financial statements of Business First Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Forvis Mazars, LLP
Birmingham, Alabama
February 26, 2026